Exhibit 12.1

53 Wooster Street, 2nd Floor, New York, NY 10013 ∎ (917) 503-9050 ∎ zfallon@ketsal.com

May 24, 2024

Jukebox Hits Vol.1 LLC

10000 Washington Blvd.

Suite 07-134

Culver City, CA 90232

Attention: Scott Shipman

Re:	Jukebox Hits Vol. 1 LLC – Post-Qualification Amendment No. 1 to the Offering Statement on Form 1-A

Ladies and Gentlemen,

We act as legal counsel to Jukebox Hits Vol. 1 LLC (the “Company”) with respect to the preparation and filing of the Company’s Post-Qualification Amendment No. 1 (the “Amendment”) to its Offering Statement on Form 1-A (CIK No. 0001974755) (“Offering Statement”). The Offering Statement, as amended by the Amendment, covers the contemplated sale of series of royalty shares (the “Royalty Shares”) representing the contractual right to receive a portion of the royalties, fees, and other income streams (“Income Interests”) related to or derived from musical songs, compositions, sound recordings, portfolios or catalogs (“Music Assets”) as set forth in the Royalty Shares Offering Table in the Offering Statement, as amended (each, an “Offering”).

The Royalty Shares will be purchased and sold pursuant to a Subscription Agreement as set forth in Part III of the Offering Statement, and as entered into between the Company and each purchaser of the Royalty Shares (the “Purchasers”).

In connection with the opinion contained herein, we have examined the Offering Statement, the Certificate of Formation of the Company, its Second Amended and Restated Limited Liability Company Agreement, the Subscription Agreement, a Written Consent of the Manager authorizing the Offering, and the Royalty Share Agreement specific to each Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. Additionally, in rendering the opinions set forth below, we have assumed that each Purchaser has the legal capacity or power, corporate or other, to enter into and perform all such obligations under the Subscription Agreement and the Royalty Share Agreement.

We are opining herein as to the effect on the subject transactions only of the laws of the State of New York and Delaware, and we express no opinion with respect to the applicability thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Royalty Shares being sold pursuant to the Offering Statement have been authorized by all necessary limited liability company actions of the Company and, when paid for by and delivered to the Purchasers in accordance with the terms set forth in the Offering Statement, will be valid, binding obligations of the Company in accordance with the terms therein.

ketsal.com

May 24, 2024

Page -2-

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the Offering Statement.

Yours truly,

KETSAL PLLC

/s/ Zachary Fallon
Zachary Fallon
Partner

ketsal.com